Exhibit 3.1(k)


                                    Delaware          Page 1
                                    --------

                                The First State


     I, HARRIET SMITH WINDSOR,  SECRETARY OF STATE OF THE STATE OF DELAWARE,  DO

HEREBY  CERTIFY THE  ATTACHED IS A TRUE AND CORRECT COPY OF THE  CERTIFICATE  OF

AMENDMENT OF "DIRECT INSITE CORP.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY

OF MARCH, A.D. 2005, AT 8:52 O'CLOCK P.M.


     A FILED  COPY OF THIS  CERTIFICATE  HAS BEEN  FORWARDED  TO THE NEW  CASTLE

COUNTY RECORDER OF DEEDS.



2136195  8100      SECRETARY'S OFFICE        /s/ Harriet Smith Windsor
                      OF DELAWARE           -------------------------
050256473                SEAL          Harriet Smith Windsor, Secretary of State
                                                AUTHENTICATION:  3776762
                                                         DATE:  03-30-05

                                                          State of Delaware
                                                         Secretary of State
                                                      Division of Coporations
                                                   Delivered 10:48 PM 03/29/2005
                                                      FILED 8:52 PM 03/29/2005
                                                   SRV 050256473 - 2136195 FILE

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS OF
                      SERIES C REDEEMABLE PREFERRED STOCK
                                       OF
                              DIRECT INSITE CORP.
                              -------------------

     DIRECT INSITE CORP., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Board of Directors of the Company (the "Board of Directors") by the Certificate of Incorporation of the Company, at a meeting duly held on April 14, 2004, the Board of Directors adopted resolutions
(i) increasing the number of Series C Redeemable Preferred Stock from 1,500 to 2,000, an increase of 500 shares; and (ii) filing of a certificate of amendment to the Certificate of Designation restating the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series C Redeemable Preferred Stock, as follows:

     RESOLVED, that the Company be, and hereby is, authorized, empowered and directed to designate, as of April 14, 2004, an additional 500 shares of the Company's preferred stock, par value $0.0001 per share ("Preferred Stock"), as Series C Redeemable Preferred Stock ("Series C Preferred
     Stock"), so that the aggregate number of shares of Preferred Stock designated as Series C Preferred Stock equals 2,000, all of which shall have the powers, designations, preferences and other special rights as set forth in the Certificate of Designation, Preferences and Rights of Series C Redeemable Preferred Stock of the Company as filed with the Secretary of State of Delaware on December 16, 2003, as the same may be further amended
     .

1. The name of the corporation is Direct Insite Corp. The Certificate of Designation, Preferences and Rights of Series C Redeemable Preferred Stock was filed on December 16, 2003 ("Certificate of Designation").

2. The Certificate of Designation as hereby restated, shall read in its entirety, as follows:

          "RESOLVED, that the Company be, and hereby is, authorized, empowered and directed to designate 2,000 shares of the Company's 2,000,000 shares of authorized preferred stock, par value $0.0001 per share ("Preferred Stock"), as Series C Redeemable Preferred Stock, par value $0.0001 per share ("Series C Preferred Stock"), which shall have the powers, designations, preferences and other special rights, as follows:

     1. Certain Definitions. Except as otherwise expressly provided herein, the following terms, as used herein, have the following meanings:

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day, other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended to date and as the same may be further amended from time to time hereafter.

     "Common Stock" means the common stock, par value $0.0001 per share, of the Company, including any capital stock of any class of the Company thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

     "Dividend Payment Dates" means January 1, April 1, July 1 and October 1 of each year while any shares of Series C Preferred Stock are outstanding, commencing October 1, 2005; provided, however, if any such date occurs on a day that is not a Business Day, the applicable Dividend Payment Date shall be the next following Business Day.

     "Holder" means each Person in whose name any shares of Series C Preferred Stock are issued and outstanding, at the time a determination is made, including Persons to whom such shares are transferred pursuant to the terms hereof.

     "Issuance Date" means, with respect to any shares of Series C Preferred Stock, the date of issuance of such shares.

     "Liquidation Event" means any liquidation, dissolution, or winding up of the Company whereby all equity securities of the Company then outstanding are redeemed.

     "Liquidation Preference" means $1,000.00 plus all accrued and unpaid dividends per share of Series C Preferred Stock outstanding.

     "Person" means any individual, company, corporation,  partnership,  limited
liability  company,   trust,  division,   governmental,   quasi-governmental  or
regulatory entity or authority or other entity.

     "Redemption Price" means $1,000.00 per share of Series C Preferred Stock plus all accrued and unpaid dividends and distributions thereon.

     "Securities Act" shall mean the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Company, par value $0.0001 per share.

     "Series B Preferred Stock" means the Series B Redeemable Preferred Stock of the Company, par value $0.0001 per share.

     2. Dividends.

     (a) The Holders of outstanding shares of Series C Preferred Stock shall be entitled to receive dividends out of funds legally available for the payment of dividends, which shall begin to accrue on and be cumulative from and after the respective Issuance Dates for such shares, whether or not such dividends have been declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends. Dividends shall not be payable, however, until October 1, 2005. The amount of such dividends per share of Series C Preferred Stock (the "Dividend Amount") shall be equal to the amount derived by multiplying (i) the Liquidation Preference per share of such Series C Preferred Stock (as prorated for fractional shares) plus the amount of all previously accrued but unpaid dividends per such share by (ii) nine and one-half percent (9 1/2%) per annum. The Dividend Amount then accrued shall be payable in cash on each Dividend Payment Date. So long as any shares of Series C Preferred Stock are outstanding, no dividends shall be declared, set apart or paid on, nor shall the Company purchase, redeem or otherwise acquire, or sell to any subsidiary of the Company any Common Stock of the Company or any capital stock of the Company that ranks junior to the Series C Preferred Stock in respect of dividends, unless all Dividend Amounts unpaid and accrued shall have first been paid or made available for payment to the Holders of then outstanding shares of Series C Preferred Stock as provided in this Section 2(a). Notwithstanding anything herein to the contrary, nothing in this Certificate of Designation or the rights granted to the holders of Series C Preferred Stock shall affect the right and obligation of the Company to make payments as same become due on the Series A Preferred Stock and Series B Preferred Stock of whatever nature or description.

     (b) The amount of dividends payable for any period shorter than a year shall be determined on the basis of twelve 30-day months and a 360-day year.

     (c) Without limiting any of the foregoing, in the event that (i) all dividends then accrued and payable hereunder shall not have been paid in full or made available for payment to the Holders then entitled to receive such dividends hereunder, and (ii) funds legally available for the payment of dividends are insufficient to permit payment in full to all such Holders of the full Dividend Amount to which such Holders are then entitled, then the entire amount available for payment of dividends by the Company shall be distributed ratably among all such Holders in proportion to the full Dividend Amount to which they would otherwise be respectively entitled.

     3. Liquidation.

     (a) Upon the occurrence of any Liquidation Event, each Holder of shares of Series C Preferred Stock then outstanding shall be paid the Liquidation
Preference per share immediately before the making of any distributions of any kind in respect of any shares of Common Stock or any other class of capital stock of the Company ranking junior to the Series C Preferred Stock, in respect of Liquidation Preferences whether now existing or hereafter created.

     (b) If, upon the occurrence of any Liquidation Event, the assets of the Company available for distribution to the Holders are insufficient to permit the payment in full of the Liquidation Preference per share then outstanding, then the assets of the Company shall be ratably distributed among the Holders, to the extent applicable. Written notice of a Liquidation Event, stating the date established by the Board of Directors for determining Holders of record and the date of the Liquidation Event, the Liquidation Preference, the amount thereof payable per share and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than thirty (30) or more than sixty (60) days prior to the payment date stated therein, to each Holder of then outstanding shares of Series C Preferred Stock at such Holder's mailing address as shown in the books and records of the Company.

     4. Redemption.

     (a) Right of Company to Redeem. The Company may elect to redeem shares of Series C Preferred Stock, in whole or in part, at any time and from time to time out of funds legally available therefor. Upon redemption of any shares of Series C Preferred Stock, the participating Holders thereof shall receive an amount equal to the Redemption Price for each share of outstanding Series C Preferred Stock so redeemed.

     (b) Redemption Procedures. Upon election by the Company to redeem the Series C Preferred Stock in compliance with applicable law: The Company shall give to each Holder, no later than 20 days prior to the Redemption Date defined below, written notice of such redemption setting forth the following information (each such notice, a "Redemption Notice"):

          (i) the date established by the Board of Directors for determining Holders of record entitled to payment of the Redemption Price (the "Record Date");

          (ii) the total number of shares of Series C Preferred Stock to be redeemed by the Company, and, in the event of any partial redemption, the pro rata number of shares of Series C Preferred Stock to be redeemed;

          (iii) the effective date of redemption, which date shall not be less than twenty (20) nor more than sixty (60) calendar days following the Record Date (the "Redemption Date"); and

          (iv) the place for surrender by the Holders of certificates evidencing shares of Series C Preferred Stock being redeemed.

     (c) Special Procedures for Partial Redemptions. If the Company elects to redeem only a portion of the then outstanding shares of Series C Preferred Stock, then such redemption shall be effected pro rata among all those who are Holders of such outstanding shares on the applicable record date, and the Redemption Notice shall state, in addition to any other information required to be stated therein by this Section 4, that (i) only a portion of the total outstanding shares of Series C Preferred Stock are being redeemed, (ii) the total number of such shares to be redeemed, and (iii) the pro rata number of shares to be redeemed from each Holder.

     If, in connection with a partial redemption, any Holder surrenders for redemption one or more share certificates representing more than the number of shares of Series C Preferred Stock to be redeemed from such Holder, the Company shall, promptly after the applicable Redemption Date, remit to each such Holder a certificate representing the number of shares of Series C Preferred Stock equal to the difference between the total number of shares thereof represented by the stock certificate(s) surrendered and the number of such shares redeemed (such certificates, "Excess Share Certificates").

     (d) Remitting Redemption Price. No later than two (2) Business Days after the applicable Redemption Date, the Company shall remit to the Holders of shares of Series C Preferred Stock on the applicable Record Date the Redemption Price of such shares being redeemed. Notwithstanding the foregoing, the Company is not required to remit the Redemption Price to any Holder until (i) after receipt by the Company of such Holder's certificate for shares of Series C Preferred Stock to be surrendered for cancellation in connection with a redemption pursuant to this Section 4, (ii) delivery of an affidavit of Lost Certificate with indemnity (supported by a bond, if demanded by the Company), or (iii) upon satisfaction of other arrangements entered into by the Company with a Holder for the surrender of such shares.

     (e) Notices; Address for Payment, Etc. All notices to be given and payments to be made by the Company under this Section 4 shall be in writing and shall be deemed sent or given when given in person or when sent by certified mail, postage prepaid, return receipt requested, to each Holder on the applicable record date at such Holder's address as shown on the Company's books and records. All Excess Share Certificates to be sent to any Holder pursuant to this
Section 4 shall be sent to such holder by mail, postage prepaid, to such Holder's address as shown on the Company's books and records. The Redemption Price payable to a Holder pursuant to this Section 4 shall be sent to such Holder (i) at its address as shown on the Company's books and records or (ii) sent by wire transfer to an account of such Holder designated by such Holder (with all necessary wiring information) by written notice given to the Company no later than two (2) calendar days prior to the applicable Redemption Date.

     5. Voting Rights. Except as otherwise required by applicable law or this Certificate of Designation, the Holders shall have no voting rights in respect of their shares of Series C Preferred Stock.

     6. Principal Office; Notices. The address of the principal offices of the Company is located at 80 Orville Drive, Bohemia, New York 11716. Any notice or certificate required by the Certificate of Incorporation, or this Certificate of

Designation to be delivered to any Holder shall be deemed given when personally delivered to such Holder or upon deposit in the United States Mail, certified mail, return receipt requested and addressed to such Holder at his or its address appearing on the books and records of the Company.

     7. Cancellation of Series C Preferred Stock. In the event of redemption of any shares of Series C Preferred Stock, the shares so redeemed shall be canceled, shall return to the status of authorized, but unissued shares of preferred stock of no designated series, and shall be issuable by the Company as any series of Preferred Stock.

     8. Amendments and Other Actions.

     (a) For as long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of 66 2/3% of the then outstanding shares of Series C Preferred Stock, voting as a separate class: In any manner (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock; or (ii) create any new class or series of capital stock senior to or pari passu with the Series C Preferred Stock with respect to the right to payment and receipt of (A) dividends or (B) distributions upon a Liquidation Event.

     (b) Notwithstanding the foregoing, when authorized by resolution of the Board of Directors, the Company may amend or supplement this Certificate without the consent of any holder of Series C Preferred Stock to cure any ambiguity, defect or inconsistency herein or make any other changes herein, provided that each such amendment or supplement shall not adversely affect the interests of the Holders thereof and that prior to the filing of any document reflecting any such changes, the Company provides the Holders written notice of any such proposed changes.

     9. Registration and Transfer

     (a) The Company shall maintain at its principal offices (or at the offices of its transfer agent or such other office or agency as it may designate by notice to the holders of the Series C Preferred Stock) a stock register for the Series C Preferred Stock in which the Company shall record the names and addresses of the Holders.

     (b) Prior to due presentment for registration of any Permitted Transferee (as defined below) of any Series C Preferred Stock, the Company may deem and treat the person in whose name any Series C Preferred Stock is registered as the absolute owner of such Series C Preferred Stock and the Company shall not be affected by notice to the contrary.

     (c) Anything contained herein to the contrary notwithstanding, the Company shall not register as a holder of any shares of Series C Preferred Stock any proposed transferee thereof, and such proposed transferee shall not be deemed a Holder for any purposes hereunder, unless: (i) such proposed transferee (A) represents to the Company in writing that such proposed transferee is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (B) provides written certification to the Company of the basis of such transferee's status as an accredited investor, which certification shall be satisfactory to the Company in its sole discretion, exercised in good faith; (C) agrees, in writing, to abide by the terms of, and to assume the obligations of the initial Holder under any written agreement between the Company and such initial Holder; and (D) is provided a copy of this Certificate of Designation (as the same may be amended from time to time); and
(ii) the proposed transfer is made pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or an exemption from such registration is available.

     (d) Each certificate representing any shares of Series C Preferred Stock shall contain the following legends placed prominently on the front or back of the certificate:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

     DIRECT INSITE CORP.  WILL FURNISH,  WITHOUT  CHARGE,  TO EACH HOLDER OF ITS
     SERIES C PREFERRED STOCK WHO SO REQUESTS A COPY OF THE CERTIFICATE Of DESIGNATION SETTING FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF SUCH STOCK AND ANY OTHER CLASS OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

     (e) No service charge shall be made to any Holder for any registration, transfer or exchange.

     10.  Ranking.  Except  as  otherwise  provided  herein  or agreed to by the
Holders: with respect to the right to payment and receipt of dividends and the right to receive distributions of assets upon a Liquidation Event, the Series C Preferred Stock shall rank (i) junior to the Series B Preferred Stock; and (ii) senior to any and all other classes of capital stock of the Company, whether now existing or hereafter created, including, without limitation, the Series A Preferred Stock.

     11. Action by Written Consent. Whenever, under this Certificate of Designation or otherwise, the Holders of the Series C Preferred Stock are required to take any action, such Holders may take action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders of more than 66 2/3% of the then outstanding shares of Series C Preferred Stock."

3. This amendment and restatement of the Certificate of Designation herein certified has been duly adopted at a meeting of the Board of Directors and a written consent of the Holder of the outstanding Series C Redeemable Preferred Stock in lieu of a meeting has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Direct Insite Corp. has caused this Certificate of Amendment of the Certificate of Designation to be signed by its Chief Financial Officer on this 23rd day of March, 2005.

                                        DIRECT INSITE CORP.


                                        By:  /s/ Michael Beecher
                                        ---------------------------------
                                        Name:  Michael Beecher
                                        Title: Chief Financial Officer



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